EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Ferro Corporation:

We consent to incorporation by reference in the Registration Statements (File Nos. 2-61407, 33-28520, 33-45582, 333-91774, 333-97529, and 333-108179) on Form S-8 and in the Registration Statements (File Nos. 33-51284, 33-63855 and 333-84322) on Form S-3 of Ferro Corporation of our report dated March 31, 2006, except as to note 19, which is as of September 28, 2006, relating to the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows of Ferro Corporation and subsidiaries for the year ended December 31, 2004, and financial statement schedule, which report appears in the December 31, 2006 Annual Report on Form 10-K of Ferro Corporation.

Our report dated March 31, 2006, except as to note 19, which is as of September 28, 2006, contains an explanatory paragraph that states that the Company faces certain liquidity uncertainties that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  KPMG LLP
KPMG LLP

Cleveland, Ohio
March 1, 2007